EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement on Form S-1, No. 333-110906, of our report dated April 17, 2007 (which expressed an unqualified opinion and included an explanatory paragraph relating to the financial statements translation of Renminbi amounts into U.S. Dollar amounts), relating to the consolidated financial statements of ChinaCast Education Corporation, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, China
May 14, 2007